EXHIBIT 77D:  Policies with respect to security investments

   WHEREAS, the Board of Directors has determined that a change to the operating policies is appropriate for Series P of SBL Fund and High Yield Series of Security Income Fund;

   RESOLVED, that the investment policies of Series P of SBL Fund and High Yield Series of Security Income Fund are hereby amended to allow the portfolios to invest in exchange-traded real estate investment trusts.

   WHEREAS, each of Series E and Series P of SBL Fund and Limited Maturity Bond Series and High Yield Series of Security Income Fund has an investment policy that permits investment in asset backed securities;

   WHEREAS, the Board of Directors desires to set a limit on the foregoing Series' investment in asset backed securities; and

   NOW, THEREFORE, BE IT RESOLVED, that the operating policy of Series E and Series P of SBL Fund and Limited Maturity Bond and High Yield Series of Security Income Fund with respect to investment in asset backed and mortgage backed securities is hereby amended to read as follows: "The Series may invest in asset backed securities (excluding mortgage backed securities) in an amount not to exceed 15% of total assets and may invest in mortgage backed securities in an amount not to exceed for Series P and High Yield Series 25% of total assets and for Series E and Limited Maturity Bond Series 35% of total assets."

   WHEREAS, the investment policies of SBL Fund, Series E provide that the Series will invest at least 65% of its assets in U.S. Government securities and securities rated A or higher; and

   WHEREAS, the Board of Directors has determined that a change to the investment policies is appropriate for Series E;

   RESOLVED, that the investment policies of SBL Fund, Series E are hereby amended to require that 65% of its total assets be invested in U.S. Government securities and securities rated BBB or higher (investment grade securities).

   WHEREAS, the fundamental investment policies of the Series A, Series B and Series Y of SBL Fund, the Equity Series and Select 25 Series of Security Equity Fund and the Security Growth and Income Fund (the "Funds") do not prohibit the use of financial futures contracts;

   WHEREAS, Security Management Company, LLC, the Funds' investment adviser has discussed with the Boards of Directors of the Funds its desire to use futures contracts in the management of the Funds; and

   WHEREAS, the Board has determined that it is in the best interests of the Funds and their respective shareholders to authorize the use of futures contracts in the management of the Funds;

   NOW, THEREFORE, BE IT RESOLVED, that the Funds be permitted, consistent with applicable law, to use financial futures contracts.

   FURTHER RESOLVED that the appropriate officers of the Funds are authorized and directed to take such action as they deem necessary and appropriate to implement the purposes and intent of this resolution.

   WHEREAS, Strong Capital Management, Inc. ("Strong") serves as sub-advisor to the Small Company Series of SBL Fund and Series X (Small Cap Series) of SBL Fund (the Small Company Series and Series X collectively referred to as the "Series");

   WHEREAS, the Series currently define small company and small cap, respectively, as companies with a total market value of less than $1.2 billion at the time of purchase;

   WHEREAS, Strong has requested that the Series' definition of small company and small cap be amended to more closely follow the benchmark for the Series; and

   WHEREAS, the Board has determined that it is appropriate and in the best interests of the Series and their respective shareholders to make such a change;

   NOW, THEREFORE, BE IT RESOLVED, that the Small Company Series of Security Equity Fund and Series X of SBL Fund each adopt the following investment policy:

   The Series pursues its investment objective by investing, under normal circumstances, at least 65% of its assets in equity securities of domestic and foreign companies with market capitalizations substantially similar to those of companies in the Russell 2000 Growth Index at the time of the Series' investment.

   FURTHER RESOLVED, that the officers of Security Equity Fund and SBL Fund are authorized and directed to take such action as they deem necessary and appropriate to implement the purposes and intent of this resolution.